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                                                                    EXHIBIT 21.1

                                  SUBSIDIARIES

Northeast Graphics Inc.
The Wessel Company, Inc.
The Lanman Companies, Inc.
Lanman Lithotech, Inc.
Central Florida Press, L.L.C.
RAI, Inc.
KRI, Inc.
World Color Book Services, Inc.
Shea Communications Company
The Johnson & Hardin Co.
Magna Graphic, Inc.
Century Graphics Corporation
Ditler Brothers, Incorporated
Acme Printing Company, Inc.
Great Western Publishing, Inc.
Infiniti Graphics, Inc.
World Color Systems, Inc.
WCX, L.L.C.
WCY, L.L.C.
WCZ, L.L.C.
KRI TN, L.P.
KRI Dresden, Inc.
UP/Graphics, Inc.
Packaging Graphics Corporation
Nimrod Press, Inc.
WCP-D, Inc.
Downey Printing, Inc.
Downey Properties, Inc.
Downey Printing/Waukee, Inc.
EPS, Inc.
Heritage Holdings, L.C.
SR Graphics, Inc.